Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Blade Air Mobility, Inc. on Form S-8 of our report dated March 15, 2023 with respect to our audits of the consolidated financial statements of Blade Air Mobility, Inc. as of December 31, 2022 and 2021, for the year ended December 31, 2022, for the three months ended December 31, 2021 (Transition Period) and for the year ended September 30, 2021 appearing in the Annual Report on Form 10-K of Blade Air Mobility, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Melville, NY
February 22, 2024